                                                                                                                                                                        Exhibit 1

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

RESTATED ARTICLES OF INCORPORATION

Pursuant to Section 33-10-107 of the 1976 South Carolina Code of Laws, as amended, the corporation hereby submits the following information:

1.           The name of the corporation is    South Carolina Electric & Gas Company

2.           If the name of the corporation has ever been changed, all of its former names:
  a)       Broad River Power Company
Name Specified in Original Articles of Incorporation
  b)

           c)

3.           The original articles of incorporation were filed on    July 19, 1924

4.           The text of the restated articles of incorporation is as follows:

ARTICLE I

The name of the Company is South Carolina Electric & Gas Company.

ARTICLE II

The Company shall have perpetual existence and shall have and enjoy all rights and powers accorded by the laws of South Carolina and be subject to all liabilities imposed by such laws.

ARTICLE III

The street address of the registered office of the Company is 75 Beattie Place, Greenville, South Carolina, 29601, and the registered agent at such address is CT Corporation System.

ARTICLE IV

Without limiting the nature of the business which the Company may do as provided in the charters of the Company and Lexington Water Power Company before the consolidation of Lexington Water Power Company with the Company on July 24, 1943, the general nature of the business which the Company proposes to do is the manufacture, generation, transmission, distribution, purchase and sale, both at wholesale and at retail, of electricity and gas, and the sale of electric and gas appliances.

The general nature of the business provided in the charter of the Company before its consolidation with Lexington Water Power Company was:

A.
To construct, acquire by purchase, lease, consolidation, merger or otherwise; to use, operate, maintain, sell, convey, lease or otherwise dispose of, any works, constructions, plants, systems or parts thereof, and any and all rights or other property necessary or appropriate to the production, use, distribution, sale, regulation, control or application of electricity for any purpose whatsoever; to generate electricity by water, steam or other power; to produce, buy, acquire, deal in, use, lease, sell, furnish, transmit and supply electricity in any form and for any purpose whatsoever.

B.
To purchase, install, deal in, use, sell, lease or otherwise dispose of, machinery, generators, motors, lamps, poles, wires, apparatus, equipment, devices, supplies and articles of every kind pertaining to, or in any wise connected with, the production, use, distribution, regulation, control or application of electricity or electrical apparatus for light, heat, power, railway, manufacturing, and any and all other purposes.

C.
To build, construct, acquire by purchase, lease, consolidation, merger or otherwise, and operate street railways, motor bus lines and transportation lines for freight and passengers, whether operated by steam, electricity or any other motive power whatsoever (except those transportation lines classed as railroads) and to sell, convey, lease or otherwise dispose of the same.

D.
To build, construct, acquire, by purchase, lease, consolidation, merger or otherwise, and to maintain and operate parks, places of amusement and other usual or useful adjuncts to such properties or business, and to sell, convey, lease or otherwise dispose of the same.

E.
To manufacture, purchase, produce, sell, furnish and distribute for light, heat, power and any other purposes whatsoever, natural or artificial gas and to construct, equip, acquire by purchase, lease, consolidation, merger or otherwise and to own, maintain, operate, sell, convey, lease or otherwise dispose of, all necessary and convenient works, conduits, plants, apparatus and connections for holding, receiving, purifying, manufacturing, selling, utilizing and distributing natural and artificial gas; and to manufacture, purchase, sell or otherwise dispose of chemicals or other products derived wholly or in part from gas or gas works, or in the manufacture of gas, and to purchase, install, manufacture, deal in, use, sell or otherwise handle or dispose of gas fixtures and appliances in any way used or useful in connection with the utilization or distribution of natural or artificial gas.

F.
To build, construct, acquire by purchase, lease, consolidation, merger or otherwise; to own, equip, maintain and operate telephone and telegraph lines of all kinds and descriptions, and to sell, convey, lease, or otherwise dispose of all necessary convenient works, plants, apparatus and connections necessary or desirable in connection therewith; and to purchase, manufacture, install, use, sell or otherwise deal in any and all fixtures, appliances or apparatus, useful, necessary or desirable in connection with the installation or operation of telephone or telegraph lines or systems.

G.
To build, construct, acquire, by purchase, lease, consolidation, merger or otherwise; to own, equip, maintain, operate, sell, convey, lease or otherwise dispose of ice and refrigerating plants and to manufacture, purchase, sell and deal in ice; handling, selling or dealing in the same at retail and/or wholesale.

H.
To build, construct, acquire by purchase, lease, consolidation, merger or otherwise; to own, equip, hold, operate, maintain, sell, convey, lease or otherwise dispose of water powers, power plants, hydro-electric plants, reservoirs, dams, canals, ditches, flumes, pipe lines and such other works, plants, equipment, appliances and appurtenances as may be necessary, useful or appropriate for impounding, storing, conveying, distributing and utilizing water for power, irrigation, sanitary, domestic, manufacturing and otherwise and to use, supply and otherwise dispose of water for all such uses; and to build, construct, acquire by purchase, lease, consolidation, merger or otherwise; to own, hold, operate, maintain, sell, convey, lease or otherwise dispose of hydraulic and other works, transmission lines, lines for the conveying of electric current for power, lighting, heating or other purposes and transforming and distributing stations and circuits.

I.
To acquire by purchase, lease, consolidation, merger or otherwise; to hold, use, own, sell, convey, lease or otherwise dispose of rights of way, easements, privileges, grants, consents and franchises, including franchises or special grants or privileges or consents from the State of South Carolina or other States, or from counties, cities and towns situate in South Carolina or other States, for any of the foregoing businesses or purposes.

J.
To acquire by purchase, lease, consolidation, merger or otherwise; to hold, improve, develop, use, let, sell, convey or otherwise dispose of, real estate and rights and interests in or in respect to real estate or other property; and to exercise the rights of eminent domain in connection with any or all of the objects and purposes for which the company is formed in all respects as such right is now or shall hereafter be authorized by law.

K.
To purchase, hold, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock or any bonds, securities, obligations or evidences of indebtedness of any other corporation or corporations of this or any other State, and, while owner of such stock, to exercise all the rights, powers and privileges of ownership, including the right to vote thereon, and to issue in exchange for any such shares of capital stock, bonds, securities, obligations or evidences of indebtedness, its stocks, bonds, or other obligations.

L.
To guarantee the payment of any bonds, debentures or other securities or obligations issued by any company in which this company is interested, and the payment of dividends and interest on any stocks, bonds, debentures or other securities issued by any such company.

M.
The Company shall have all the powers now or hereafter conferred by the laws of South Carolina on corporations formed for similar objects or purposes, and may carry on any business or operation deemed advantageous, incidental or necessary to any of the purposes or objects hereinbefore enumerated, and, in general, may do whatever a natural person might do in the premises, and may conduct its business in all its branches, not only in the State of South Carolina but in any State, territory, possession or dependency of the United States.

N.
It is expressly provided that the foregoing shall be construed both as objects and powers, and that the enumeration of specific objects, purposes and powers shall in no wise be held or construed to limit or restrict in any manner the general or incidental powers of the Company.

The general nature of the business provided in the charter of Lexington Water Power Company before its consolidation with the Company was: to erect and maintain power houses for the generation of electric power by steam or water power and to transmit by wire and sell such electric power, to conduct, transact and carry on in all its branches the manufacture, dyeing, finishing and sale of goods of every kind and description made of cotton, wool or other fibrous material, either or both, of all descriptions whatsoever, and any and all kinds of goods, wares and merchandise made of leather, iron, wood or other material, and to buy and sell all material for manufacture and all products of manufacture, and other goods and merchandise; and to erect, maintain, own, lease and operate, or cause to be operated planing mills, grist mills, saw mills, and all other kinds of mill buildings, machine and work shops, stores, dwellings and other business premises, and to do all such things as are necessary and usually incident to the proper conduct of all or any portion of its business as above enumerated; to construct a dam or dams, on its own lands, across the Saluda River, in Lexington County, at Dreher’s or Rauch’s Shoals, or both, or at other points on their own land, across said river, at which the said river is not now navigable, for the purpose of utilizing the water power at these shoals to generate electricity and for other purposes; and, having first obtained the approval of the County Commissioners of Lexington or other Counties, Lexington Water Power Company shall have the right to erect poles along the public highways of the County or Counties so approving, and hang wires thereon, for the purpose of transmitting electric current from its power plant on the Saluda River to towns and other municipalities and to manufacturing and industrial enterprises.

ARTICLE V

A.           The Company is authorized to issue two classes of shares designated, respectively, as “common shares” and “preferred shares.” The total number of shares that the Company has authority to issue is 70,000,000, consisting of (i) 20,000,000 preferred shares (“Preferred Shares”) and (ii) 50,000,000 common shares (“Common Shares”). The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:

1.        Common Shares.

(a)           No Par Value.  The Common Shares shall not have a par value.

(b)           Distribution Rights.  Holders of Common Shares shall be entitled to receive distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the Company, ratably on a per-share basis. The rights of the holders of Common Shares to receive distributions are subject to the rights of any Preferred Shares then outstanding.

(c)           Voting Rights.  Except as otherwise provided in these articles of incorporation with respect to the Preferred Shares or as otherwise required by applicable law, the holders of Common Shares shall vote as a single class on all matters to be voted on by the shareholders of the Company, with each Common Share entitling its holder to one vote on each such matter except as provided by applicable law.

(d)           Liquidation.  Subject to the rights of any Preferred Shares then outstanding, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the remaining assets and funds of the Company available for distribution, if any, shall be distributed among the holders of Common Shares in proportion to the number of Common Shares held by each of them.

2.           Preferred Shares.  Subject to any limitations prescribed by applicable law and the provisions of these articles of incorporation, the Board of Directors or its designee or designees may determine, in whole or part, the preferences, limitations and relative rights of one or more series of Preferred Shares before the issuance of any shares of that series. Each such series must be given a distinguishing designation.  Before issuing any shares of a series of Preferred Shares, the Company must deliver to the South Carolina Secretary of State for filing articles of amendment or restated articles of incorporation providing for such series in accordance with applicable law.

The Board of Directors of the Company has designated the following series of Preferred Shares:

(a)           Series A Nonvoting Preferred Shares.

(i)           Number and Designation.  1,000 of the Preferred Shares shall constitute a series designated as “Series A Nonvoting Preferred Shares” (the “Series A Preferred Shares”).

(ii)           Rank.  The Series A Preferred Shares shall, with respect to distributions and rights on liquidation, dissolution and winding-up, rank: (A) on a parity with Common Shares and each other class and series of shares of the Company, the terms of which expressly provide that such class or series shall rank on a parity with the Series A Preferred Shares as to distributions or rights on liquidation, dissolution and winding-up (collectively referred to as “Parity Securities”); and (B) junior to each class or series of shares of the Company, the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Shares as to dividend rights and rights on liquidation, dissolution and winding-up of the Company.

(iii)           No Par Value.  The Series A Preferred Shares shall not have a par value.

(iv)           Distribution Rights.  Holders of Series A Preferred Shares shall be entitled to receive distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the Company, ratably on a per-share basis. The rights of the holders of Series A Preferred Shares to receive distributions are subject to the rights of each other series of Preferred Shares then outstanding.

(v)           Voting Rights.  Except as otherwise required by applicable law, Series A Preferred Shares shall not entitle their holders to any voting rights with respect to the Company.

(vi)           Liquidation.  Subject to the rights of any other series of Preferred Shares then outstanding, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the remaining assets and funds of the Company available for distribution, if any, shall be distributed among the holders of Series A Preferred Shares and Parity Securities in proportion to the number of Series A Preferred Shares and Parity Securities held by each of them.

B.           No Preemptive Rights.  The Company elects not to have preemptive rights except as otherwise expressly provided in these articles of incorporation.

C.           No Cumulative Voting.  Shareholders of the Company shall not have the right to cumulate their votes in the election of directors or for any other purpose.

5.
Unless a delayed effective date is specified, these restated articles of incorporation will be effective upon acceptance for filing by the Secretary of State (See Section 33-1-230(b) of the 1976 South Carolina Code of Laws, as amended).  Effective upon filing

CERTIFICATE Accompanying the Restated

Articles of Incorporation

Check either A or B, whichever is applicable; and if B applies, complete the additional information requested:

A.   ☐ The attached restated articles of incorporation do not contain any amendments to the corporation’s articles of incorporation and have been duly approved by the corporation’s board of directors as authorized by Section 33-10-107(a) of the 1976 South Carolina Code of Laws, as amended.

B.    ☒ The attached restated articles of incorporation contain one or more amendments to the corporation’s articles of incorporation. Pursuant to Section 33-10-107(d)(2) also, the following information concerning the amendment(s) is hereby submitted:

1.	On December 29, 2009, the corporation adopted the following amendment(s) to its articles of incorporation:
(Type or Attach the Complete Text of Each Amendment)

See Annex A

2.
The manner, if not set forth in the amendment(s), in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment(s) shall be effected, is as follows: (if not applicable, insert “not applicable” or “NA”).

Not applicable

3.           Complete either a or b, whichever is applicable.
a.    ☒ Amendment(s) adopted by shareholder action.

At the date of adoption of the amendment(s), the number of outstanding shares of each voting group entitled to vote separately on the amendment(s), and the vote of such shares was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the Meeting	Number of Undisputed* Shares Voted For or Against
Common stock	40,296,147	40,296,147	40,296,147	40,296,147 0

Note:
Pursuant to Section 33-10-106(6)(ii), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

b.  ☐  The amendment(s) were duly adopted by the incorporators or board of directors without shareholder approval pursuant to Section 33-6-102(d), 33-10-102 or 33-10-105 of the 1976 South Carolina Code of Laws, as amended, and shareholder action was not required.

Date  December 30, 2009                             South Carolina Electric & Gas Company
Name of Corporation

/s/Gina Champion
                                                                   Signature

Gina Champion   Corporate Secretary
                                                                   Type or Print Name and Office

ANNEX A

TO

CERTIFICATE ACCOMPANYING RESTATED ARTICLES OF INCORPORATION

December 29, 2009

1.	On December 29, 2009, the corporation adopted the following amendment(s) to its articles of incorporation:
(Type or Attach the Complete Text of Each Amendment)

Amendment 1:

Article III is amended to read as follows:

“ARTICLE III

The street address of the registered office of the Company is 75 Beattie Place, Greenville, South Carolina, 29601, and the registered agent at such address is CT Corporation System.”

Amendment 2:

Article V is amended to read as follows:

“ARTICLE V

A.           The Company is authorized to issue two classes of shares designated, respectively, as “common shares” and “preferred shares.” The total number of shares that the Company has authority to issue is 70,000,000, consisting of (i) 20,000,000 preferred shares (“Preferred Shares”) and (ii) 50,000,000 common shares (“Common Shares”). The relative rights, preferences, and limitations of the shares of each class, and of each series within a class, are as follows:

1.           Common Shares.

(a)           No Par Value.  The Common Shares shall not have a par value.

(b)           Distribution Rights.  Holders of Common Shares shall be entitled to receive distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the Company, ratably on a per-share basis. The rights of the holders of Common Shares to receive distributions are subject to the rights of any Preferred Shares then outstanding.

(c)           Voting Rights.  Except as otherwise provided in these articles of incorporation with respect to the Preferred Shares or as otherwise required by applicable law, the holders of Common Shares shall vote as a single class on all matters to be voted on by the shareholders of the Company, with each Common Share entitling its holder to one vote on each such matter except as provided by applicable law.

(d)           Liquidation.  Subject to the rights of any Preferred Shares then outstanding, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the remaining assets and funds of the Company available for distribution, if any, shall be distributed among the holders of Common Shares in proportion to the number of Common Shares held by each of them.

2.           Preferred Shares.  Subject to any limitations prescribed by applicable law and the provisions of these articles of incorporation, the Board of Directors or its designee or designees may determine, in whole or part, the preferences, limitations and relative rights of one or more series of Preferred Shares before the issuance of any shares of that series. Each such series must be given a distinguishing designation.  Before issuing any shares of a series of Preferred Shares, the Company must deliver to the South Carolina Secretary of State for filing articles of amendment or restated articles of incorporation providing for such series in accordance with applicable law.

The Board of Directors of the Company has designated the following series of Preferred Shares:

(a)           Series A Nonvoting Preferred Shares.

(i)           Number and Designation.  1,000 of the Preferred Shares shall constitute a series designated as “Series A Nonvoting Preferred Shares” (the “Series A Preferred Shares”).

(ii)           Rank.  The Series A Preferred Shares shall, with respect to distributions and rights on liquidation, dissolution and winding-up, rank: (A) on a parity with Common Shares and each other class and series of shares of the Company, the terms of which expressly provide that such class or series shall rank on a parity with the Series A Preferred Shares as to distributions or rights on liquidation, dissolution and winding-up (collectively referred to as “Parity Securities”); and (B) junior to each class or series of shares of the Company, the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Shares as to dividend rights and rights on liquidation, dissolution and winding-up of the Company.

(iii)           No Par Value.  The Series A Preferred Shares shall not have a par value.

(iv)           Distribution Rights.  Holders of Series A Preferred Shares shall be entitled to receive distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the Company, ratably on a per-share basis. The rights of the holders of Series A Preferred Shares to receive distributions are subject to the rights of each other series of Preferred Shares then outstanding.

(v)           Voting Rights.  Except as otherwise required by applicable law, Series A Preferred Shares shall not entitle their holders to any voting rights with respect to the Company.

(vi)           Liquidation.  Subject to the rights of any other series of Preferred Shares then outstanding, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the remaining assets and funds of the Company available for distribution, if any, shall be distributed among the holders of Series A Preferred Shares and Parity Securities in proportion to the number of Series A Preferred Shares and Parity Securities held by each of them.

B.           No Preemptive Rights.  The Company elects not to have preemptive rights except as otherwise expressly provided in these articles of incorporation.

C.           No Cumulative Voting.  Shareholders of the Company shall not have the right to cumulate their votes in the election of directors or for any other purpose.

Amendment 3:

Article VI is deleted in its entirety.

Amendment 4:

Exhibit A is deleted in its entirety.